EXHIBIT 10.124

AMENDMENT TO MEMBERSHIP INTEREST
AND ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of July 18, 2014, is entered into by and among Canoe Brook Investors, L.L.C. (formerly known as Roseland Partners, L.L.C.), a New Jersey limited liability company (“Seller”), Mack-Cali Realty Acquisition Corp., a Delaware corporation, or its designee (the “Purchaser”), Mack-Cali Realty, L.P., a Delaware limited partnership (“MCRLP”) and Mack-Cali Realty Corporation, a Maryland corporation (“MCRC” and, together with MCRLP, the “Parents”), and each of Marshall B. Tycher (“Tycher”), Bradford R. Klatt (“Klatt”) and Carl Goldberg (“Goldberg”).

WHEREAS, on October 8, 2012, Seller, Purchaser and Parents, and, for the limited purposes stated therein, each of Marshall B. Tycher, Bradford R. Klatt and Carl Goldberg, entered into that certain Membership Interest and Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which Purchaser acquired the real estate development and management businesses and certain real property assets of Seller;

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, Purchaser, MCRLP, MCRC (as “Party A” thereunder), Seller (as “Party B” thereunder) and U.S. Bank National Association (as the “Escrow Agent” thereunder) entered into that certain Indemnity Escrow Agreement dated October 23, 2012 (the “Indemnity Escrow Agreement”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, on October 23, 2012, Klatt and Goldberg became employed as Co-Presidents of Roseland Management Services, L.P., a Delaware limited liability partnership (the “Company”) and a subsidiary of MCRLP, and each of Klatt and Goldberg has entered into an employment agreement with the Company dated October 23, 2012 (the “Klatt Employment Agreement” and the “Goldberg Employment Agreement,” respectively);

WHEREAS, Klatt, Goldberg and the Company desire that Klatt and Goldberg resign from their employment and as Co-Presidents of Company and that the Klatt Employment Agreement and the Goldberg Employment Agreement be terminated effective as of the Employment Termination Date (as such term is defined in the Separation Agreements) pursuant to and in accordance with the terms of Separation Agreements to be entered into simultaneously herewith between the Company and each of Klatt and Goldberg (the “Separation Agreements”); and

WHEREAS, in connection with the foregoing, the parties desire to submit a joint notice to the Escrow Agent on the Effective Date (as such term is defined in the Separation Agreements) to distribute all amounts remaining in the Escrow Fund held under the Indemnity Escrow Agreement to Seller, and to effect certain amendments to the Purchase Agreement as provided herein.

NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Purchase Agreement, the parties hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Purchase Agreement.

2.
Earn out.  The Purchaser and Parents confirm, acknowledge and agree that Seller has earned $1,000,000 of the Earnout pursuant to clause (c) of Section I.B. of Exhibit C to the Purchase Agreement, and notwithstanding anything to the contrary in Exhibit C to the Purchase Agreement, Parents shall cause Purchaser to pay such amount to Seller within five (5) days following the Effective Date.

3.
Indemnification Escrow.  Purchaser, Parents and Seller agree to deliver a “Joint Written Direction” to the Escrow Agent pursuant to Section 5(e) of the Indemnity Escrow Agreement on the Effective Date to direct the Escrow Agent to release and distribute to Seller all amounts remaining in the Escrow Fund held by the Escrow Agent in the Escrow Account established pursuant to the Indemnity Escrow Agreement.

4.	Other Amendments to Purchase Agreement.

(a)
Termination of Non-Compete Covenants.  The parties agree that from and after October 23, 2014, Klatt and Goldberg shall have no further obligations under Section 5.08(a) of the Purchase Agreement. For the avoidance of doubt, (i) the obligations and agreements of Seller and Tycher under Section 5.08(a) of the Purchase Agreement shall remain in full force and effect and continue without amendment or modification, except to the extent set forth below; and (ii) nothing herein shall affect or limit the obligations of Goldberg under any consulting or similar agreement entered into between Goldberg and the Company.  In furtherance of the foregoing, Section 5.08(a) of the Purchase Agreement is amended and restated effective as of the Effective Date, by replacing subsection (a) of Section 5.08 with the following:

“(a) During the Restricted Period, the Seller and each of the Principals (in the case of each Principal, other than in his capacity as an employee of Purchaser, the Parents or any of their Affiliates) shall not (and shall cause their respective Affiliates not to), in the Territory, engage, directly or indirectly, in the Business or, without prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person engaged in the Business in the Territory; provided, however, that (i) for the purposes of this Section 5.08(a), ownership of securities having no more than 2% of the outstanding voting power of any competitor whose securities are listed on any U.S. national securities exchange shall not be deemed to be in violation of this Section 5.08(a) as long as the Person owning such securities has no other connection or relationship with such competitor, (ii) Seller and each Principal shall be permitted to develop, manage, lease and/or sell the Excluded Assets and the assets listed on Section 3.26 of the Disclosure Schedule, and (iii) Tycher will be permitted to fund and assist Jack Tycher or any entity controlled by Jack Tycher in the event that Jack Tycher is not employed by MCRC or any of its Affiliates and initiates his own business during the Restricted Period, even if such business competes with the Business; provided, however, that if during the Restricted Period, Tycher provides material funding, or arranges or assists with the raising of material funding, or otherwise provides material assistance, to or in connection with such business or any property, project or development described below, then prior to any investment, development or construction during the Restricted Period by Jack Tycher or an entity controlled by Jack Tycher in or of a multi-family project located anywhere on the East Coast of the United States from Washington, D.C. to Boston, Mass. and which has an initial development and construction budget of $40,000,000 or more, Tycher will (A) give (or cause Jack Tycher to give) MCRC reasonable prior notice prior to the acquisition or investment during the Restricted Period by Jack Tycher or any entity controlled by Jack Tycher of or in the property on which such project is to be developed or in such project or development, and (B) cause Jack Tycher or the applicable entity controlled by him to give MCRC (or an affiliate designated by MCRC) a reasonable right of first offer to make an investment of at least 50% in such property or project. Without limiting the foregoing, for purposes of the foregoing clause (iii), funding of more than 20% of the business or of any such investment, project or development shall be deemed material funding.

For purposes of this Section 5.08, (i) “Territory” means in the United States and Canada, and (ii) “Restricted Period” means, (w) as to Seller, the period of four (4) years from and after the Closing Date, (x) as to Tycher with respect to this subsection (a) of this Section 5.08, a period commencing on the Closing Date and ending on the later of (A) three (3) years after the Closing Date and (B) one (1) year after the employment of Tycher with the Companies, MCRC and any Affiliate of MCRC shall terminate for any reason, (y) as to each of Klatt and Goldberg with respect to this subsection (a) of this Section 5.08, a period commencing on the Closing Date and ending on October 23, 2014; and (z) as to each of the Principals, with respect to subsections (b) and (c) of this Section 5.08, four (4) years after the employment of such Principal with the Companies, MCRC or any Affiliate of MCRC shall terminate for any reason.”

(b)	The parties agree that from and after the Effective Date, Section 5.08(b) of the Purchase Agreement shall not apply to the hiring of Jack Tycher or Devra Goldberg.

(c)
Section 5.18 of the Purchase Agreement shall be amended effective as of the Effective Date by deleting the second sentence thereof and replacing such sentence with the following: “During the period beginning on July 18, 2014 and ending on the sixth (6th) anniversary of the Closing Date, Seller shall, and the Principals shall cause Seller to, maintain a net worth (based on the fair market value of the Seller’s assets) of not less than $10,000,000; provided, however, that from and after a Change of Control of MCRC, Seller shall no longer be required to comply with this net worth requirement.”

(d)
Section 8.07(c) of the Purchase Agreement shall be amended effective as of the Effective Date by deleting, in clause (iii) of subsection (c) of Section 5.18, the words “after the third (3rd) anniversary of the Closing Date,” and replacing them with the words: “from and after July 18, 2014,”.

5.	Representations and Warranties.

(a)	Each of the Principals (only as to himself on a several basis and not jointly with any other Principal) and Seller represents and warrants to the Parents and Purchaser, as follows:

i.
The execution and delivery of this Amendment, the performance of Seller’s obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller and no other action by Seller is necessary to authorize the transactions contemplated hereby.  This Amendment has been executed and delivered by a duly authorized officer or manager of Seller.

ii.
This Amendment has been duly executed and delivered by Seller and each of the Principals, each of the Separation Agreements has been duly executed and delivered by Klatt or Goldberg, as applicable, and the Consulting Agreement dated as of today’s date among Goldberg, Devra Goldberg and the Company (the “Consulting Agreement”) has been duly executed and delivered by Goldberg, and (assuming due authorization, execution and delivery by the other parties thereto) this Amendment, each of the Separation Agreements and the Consulting Agreement constitutes a legal, valid and binding obligation of Seller and each of the Principals that is a party thereto, as applicable, enforceable against Seller and/or each such Principal, as the case may be, in accordance with its terms.

(b)	Each of the Parents, jointly and severally, represents and warrants to Seller and the Principals, as follows:

i.
The execution and delivery by the Purchaser, each of the Parents and the Company of this Amendment, the Separation Agreements, and the Consulting Agreement (as applicable), the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by the Purchaser, the Parents and the Company have been duly authorized by all requisite corporate, limited partnership or limited liability company action on the part of the Purchaser, the Parents and the Company, as applicable.

ii.
This Amendment has been duly executed and delivered by the Purchaser and each of the Parents, the Separation Agreements have been duly executed and delivered by the Company and each of the Parents, and the Consulting Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties thereto) this Amendment , the Separation Agreements and the Consulting Agreement constitute the legal, valid and binding obligations of the Purchaser, the Parents and the Company, as applicable, enforceable against the Purchaser, the Parents and/or the Company, as the case may be, in accordance with its terms.

6.	Miscellaneous.

(a)
This Amendment shall be effective only upon and as of the Effective Date, and, except as set forth herein, the Purchase Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.  In the event that any one of the Separation Agreements is revoked, in whole or in part, or otherwise does not become effective as of the Effective Date, this Amendment shall be null and void and of no force and effect, and each of the Purchase Agreement and the Indemnity Escrow Agreement shall remain in full force and effect and shall be unaffected by this Amendment.

(b)
This Amendment may be executed and delivered (including by facsimile transmission or portable document format (PDF)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(c)	This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts to be made and performed entirely within such State.

 [Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date first above written.

MACK-CALI REALTY CORPORATION, a Maryland corporation

By: /s/ Mitchell E. Hersh
Name: Mitchell E. Hersh
Title: President and Chief Executive Officer

MACK-CALI REALTY L.P., a Delaware limited partnership

By: Mack-Cali Realty Corporation, general partner

By: /s/ Mitchell E. Hersh
Name: Mitchell E. Hersh
Title: President and Chief Executive Officer

MACK-CALI REALTY ACQUISITION CORP., a Delaware corporation

By: /s/ Mitchell E. Hersh
Name: Mitchell E. Hersh
Title: President and Chief Executive Officer

CANOE BROOK INVESTORS, L.L.C., a New Jersey limited liability company

By: /s/ Marshall B. Tycher
Name: Marshall B. Tycher
Title: Manager

/s/ Marshall B. Tycher
MARSHALL B. TYCHER

/s/ Bradford R. Klatt
BRADFORD R. KLATT

/s/ Carl Goldberg
CARL GOLDBERG